Exhibit 99.1
N e w s R e l e a s e
CONTACT: Michael Berman
                      (312) 279-1496
ELS ANNOUNCES CLOSING OF 16 PROPERTIES
CHICAGO, IL. — August 1, 2011 — On May 31, 2011, Equity LifeStyle Properties, Inc. (NYSE:ELS), through its operating partnership (collectively, the “Company”), entered into purchase and other agreements to acquire a portfolio of 75 manufactured home communities and one RV resort (the “Acquisition Properties”) containing 31,167 sites on approximately 6,500 acres located in 16 states (primarily located in Florida and the northeastern region of the United States) and certain manufactured homes and loans secured by manufactured homes located at the Acquisition Properties for a stated purchase price of $1.43 billion (the “Acquisition”).
The Company closed on 16 of the Acquisition Properties today along with certain manufactured homes and loans secured by manufactured homes located at such Acquisition Properties for a stated purchase price of approximately $436 million. The purchase price in connection with this closing was funded with: (i) the issuance of 1,379,310 shares of the Company’s common stock to the seller with an aggregate stated value of $80 million, (ii) the assumption of approximately $226 million of mortgage debt secured by 11 of the Acquisition Properties, and (iii) approximately $130 million in cash. The cash was obtained from the net proceeds of the Company’s June 2011 common stock offering and a borrowing on our line of credit. The borrowing on the line of credit is expected to be repaid with proceeds from the previously announced $250 million secured mortgage financing that the Company expects to obtain in connection with the Acquisition on or prior to October 1, 2011.
The closing of five Acquisition Properties that was previously scheduled on August 1, 2011 was postponed to September 1, 2011 due to a delay in lender approvals. The delay does not materially change the 2011 guidance assumptions provided in the Supplemental Package posted to our website on July 18, 2011 in the Investor Relations section.
As previously announced, on July 1, 2011 the Company closed on 35 Acquisition Properties. The Company’s closing of the remaining 25 Acquisition Properties is expected to occur by October 1, 2011 and assumption of the indebtedness thereon is subject to the receipt of loan servicer consents. The Acquisition is also subject to other customary closing conditions. Accordingly, no assurances can be given that the remainder of the Acquisition will be completed in its entirety in accordance with the anticipated timing or at all.
Equity LifeStyle Properties, Inc. is a fully integrated owner and operator of lifestyle-oriented properties and as of August 1, 2011, owns or has an interest in 358 quality properties in 32 states and British Columbia consisting of 130,891 sites. The Company leases individual developed areas, or sites, with access to utilities for placement of factory-built homes, cottages, cabins or recreational vehicles. Customers may lease individual sites or enter right-to-use contracts providing the customer access to specific properties for limited stays. The Company is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago. Visit www.equitylifestyle.com for more information.

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements and may include, without limitation, information regarding the Company’s expectations, goals or intentions regarding the future, statements regarding the anticipated closings of its pending Acquisition and the expected effect of the Acquisition on the Company. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:
•	the Company’s ability to control costs, real estate market conditions, the actual rate of decline in customers, the actual use of sites by customers and its success in acquiring new customers at its Properties (including those that it may acquire);

•	the Company’s ability to maintain historical rental rates and occupancy with respect to Properties currently owned or that the Company may acquire;

•	the Company’s assumptions about rental and home sales markets;

•	the Company’s assumptions and guidance concerning 2011 estimated net income and funds from operations;

•	in the age-qualified Properties, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial, credit and capital markets volatility;

•	results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing and competition from alternative housing options including site-built single-family housing;

•	impact of government intervention to stabilize site-built single family housing and not manufactured housing;

•	the completion of the Acquisition in its entirety and future acquisitions, if any, and timing and effective integration with respect thereto and the Company’s estimates regarding the future performance of the Acquisition Properties;

•	the Company’s inability to secure the contemplated debt financings to fund a portion of the stated purchase price of the Acquisition on favorable terms or at all and the timing with respect thereto;

•	unanticipated costs or unforeseen liabilities associated with the Acquisition;

•	ability to obtain financing or refinance existing debt on favorable terms or at all;

•	the effect of interest rates;

•	the dilutive effects of issuing additional securities;

•	the effect of accounting for the entry of contracts with customers representing a right-to-use the Properties under the Codification Topic “Revenue Recognition;” and

•	other risks indicated from time to time in the Company’s filings with the Securities and Exchange Commission.
These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.
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